-As filed with the Securities and Exchange Commission on June 29, 2001
                                                  Registration No. 333-_______
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MODIS PROFESSIONAL SERVICES, INC.
               (Exact name of registrant as specified in charter)

            Florida                                      59-3116655
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
                  One Independent Drive, Jacksonville, FL 32202
           (Address of principal executive office, including zip code)
                       -----------------------------------

                        MODIS PROFESSIONAL SERVICES, INC.
                        2001 EMPLOYEE STOCK PURCHASE PLAN

                 RESTRICTED STOCK AGREEMENT WITH DEREK E. DEWAN
                RESTRICTED STOCK AGREEMENT WITH GEORGE A. BAJALIA
                RESTRICTED STOCK AGREEMENT WITH ROBERT P. CROUCH
                              (Full title of plans)
                          -----------------------------
                                                              Copies to:
   John L. Marshall, III      Joseph L. Seiler, III     Pamela K. Phillips, Esq.
   Senior Vice President     LeBoeuf, Lamb, Greene      LeBoeuf, Lamb, Greene
    Modis Professional          & MacRae, L.L.P               & MacRae, L.L.P.
      Services, Inc.         125 West 55th Street    50 N. Laura St., Suite 2800
   One Independent Drive      New York, NY 10019        Jacksonville, FL 32202
Jacksonville, Florida 32202      212-424-8000                904- 354-8000
        904-360-2000


            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
     Title of Shares             Amount             Proposed maximum        Proposed maximum         Amount of
    to be registered              to be         aggregate offering price        aggregate          registration
                               registered             per Share (1)        offering price (1)           fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                1,000,000 shares              $6.40               $6,400,000.00          $1,280.00
$.01 par value per share
--------------------------------------------------------------------------------------------------------------------
Common Stock                 960,000 shares               $6.40               $6,144,000.00          $1,228.80
$.01 par value per share
--------------------------------------------------------------------------------------------------------------------
Common Stock                 100,000 shares               $6.40                $ 640,000.00           $ 128.00
$.01 par value per share
--------------------------------------------------------------------------------------------------------------------
Common Stock                  50,000 shares               $6.40                $ 320,000.00            $ 64.00
$.01 par value per share
--------------------------------------------------------------------------------------------------------------------
Total                       2,110,000 shares              $6.40              $13,504,000.00          $2,700.80
====================================================================================================================
(1) Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), was based on the average high and low prices of the common stock of Modis Professional Services, Inc. as reported on the New
York Stock Exchange on June 25, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act of 1933") and the note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2000;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (c) The Restricted Stock Agreement with Derek E. Dewan set forth as Exhibit
10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (d) The Restricted Stock Agreement with George A. Bajalia set forth as
Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (e) The Restricted Stock Agreement with Robert P. Crouch set forth as
Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

     (f) The description of the Company's Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating any such description.

     All other documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Article 10 of the Bylaws of the Registrant require the Registrant, to the fullest extent permitted or required by the Florida Business Corporation Act (the "FBCA"), to (i) indemnify its directors against any and all liabilities and
(ii) advance any and all reasonable expenses, incurred in any proceeding to which any such director is a party or in which such director is deposed or called to testify as a witness because he or she is or was a director of the Registrant.

     The Registrant's Bylaws also provide that the Registrant may purchase insurance on behalf of one or more of its directors, irrespective of whether the Registrant would be obligated to indemnify or advance expenses to such director. The Registrant has purchased insurance to protect directors, officers, employees or other agents and the Registrant from any liability asserted against them for acts taken or omissions occurring in their capacities as such.

     The Registrant's Articles of Incorporation limit or eliminate the liability of the Registrant's directors or officers to the Registrant or its shareholders for any monetary damages to the full extent permitted under the FBCA. The Registrant's Articles of Incorporation also require the Registrant to indemnify a director or officer of the Registrant who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law.

     Section 607.0850(1) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 607.0850(2) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification may be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

     Section 607.0850(3) of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) and
(2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     Section 607.0850(4) provides that any indemnification under subsections (1) and (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) of Section 607.0850. Such determination shall be made:

     (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

     (b) if such a quorum is not obtainable, or, even if obtainable, by a majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

     (c) by independent legal counsel:

     (1) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

     (2) if no quorum of directors can be obtained under paragraph (a) and no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

     (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Section 607.0850(7) of the FBCA states that indemnification and advancement of expenses are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee or agent (a) violated criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) derived an improper personal benefit from such transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Section 607.0850(9) of the FBCA permits any director, officer, employee or agent who is or was a party to a proceeding to apply for indemnification or advancement of expenses to any court of competent jurisdiction.

     Section 607.0850(12) of the FBCA permits a corporation to purchase and maintain insurance for a director, officer, employee or agent against any liability incurred in his or her official capacity or arising out of his or her status as such regardless of the corporation's power to indemnify him or her against such liability under this section.

     According to Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful; (ii) a transaction from which the director derived improper personal benefit; (iii) a violation of Section 607.0834 of the FBCA, which concerns unlawful payment of dividends; or (iv) in a proceeding by or in the right of the corporation or a proceeding by or in the right of someone other than the corporation or a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct, or recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.        Description

5.1  Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

10.1 Modis Professional Services, Inc. 2001 Employee Stock Purchase Plan.

10.2 Restricted Stock Agreement with Derek E. Dewan (incorporated by reference from Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

10.3 Restricted Stock Agreement with George A. Bajalia (incorporated by reference from Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

10.4 Restricted Stock Agreement with Robert P. Crouch (incorporated by reference from Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

23.1 Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit
     5.1).

23.2 Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included as part of the signature page hereto).

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act (unless the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (unless the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement);

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof;

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on June 28, 2001.


                                   MODIS PROFESSIONAL SERVICES, INC.
                                   (Registrant)


                                   By:  /s/ Timothy D. Payne
                                   -------------------------------------
                                   Name: Timothy D. Payne
                                   Title:  President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW BY ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Timothy D. Payne, Robert P. Crouch and John L. Marshall III and each of them (with full power in each to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2001.

Signature                                   Title

/s/ Timothy D. Payne
---------------------------   President and Chief Executive Officer
Timothy D. Payne              (principal executive officer)

/s/ Robert P. Crouch
---------------------------   Senior Vice President and Chief Financial Officer
Robert P. Crouch              (principal financial and accounting officer)

/s/ Derek E. Dewan
---------------------------   Chairman
Derek E. Dewan

/s/ Michael D. Abney
---------------------------   Director
Michael D. Abney

/s/ T. Wayne Davis
---------------------------   Director
T. Wayne Davis

/s/ Michael L. Huyghue
---------------------------   Director
Michael L. Huyghue

/s/ William M. Isaac
---------------------------   Director
William M. Isaac

/s/ John R.  Kennedy
---------------------------   Director
John R.  Kennedy

/s/ George J. Mitchell
---------------------------   Director
George J. Mitchell

/s/ Peter J. Tanous
---------------------------   Director
Peter J. Tanous

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Modis Professional Services, Inc. 2001 Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned plan administrator, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 28, 2001.


                                   Modis Professional Services, Inc.
                                   2001 Employee Stock Purchase Plan


                                   Modis Professional Services, Inc.
                                   (Plan Administrator)



                                   By:  /s/ John L. Marshall III
                                       -----------------------------------------
                                   Name:  John L. Marshall III
                                   Senior Vice President

                                  EXHIBIT INDEX

Exhibit No.        Description

5.1  Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

10.1 Modis Professional Services, Inc. 2001 Employee Stock Purchase Plan.

10.2 Restricted Stock Agreement with Derek E. Dewan (incorporated by reference from Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

10.3 Restricted Stock Agreement with George A. Bajalia (incorporated by reference from Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

10.4 Restricted Stock Agreement with Robert P. Crouch (incorporated by reference from Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

23.1 Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit
     5.1).

23.2 Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney (included as part of the signature page hereto).